Exhibit 99.1

WARRANT AGREEMENT

dated as of December 9, 2005

By and Between

ROTATEBLACK INVESTMENT FUND I, LLC

and

MOSAIC FINANCIAL SERVICES, LLC

Warrants to Purchase Units

Each Consisting of

1.9091 Shares of Common Stock of eNucleus, Inc.

and

1 Warrant to Purchase Shares of Common Stock of eNucleus, Inc.

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement”) is made and effective as of December 9, 2005, by and between ROTATEBLACK INVESTMENT FUND I, LLC (the “Company”), and MOSAIC FINANCIAL SERVICES, LLC (“MFS”).

WHEREAS, the Company has requested MFS to enter into the Loan Agreement pursuant to which MFS shall loan the Company $1 million; and

WHEREAS, to induce MFS to enter into the Loan Agreement and as additional consideration for the credit to be provided for thereunder, the Company has agreed to issue and deliver its Warrant Certificates evidencing warrants to purchase 1,787,500 Units representing an aggregate of 3,412,500 shares of Common Stock of eNucleus, Inc. and 1,787,500 warrants to purchase Common Stock of eNucleus, Inc.;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder, and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and MFS hereby agree as follows:

ARTICLE I
GRANT OF WARRANTS

Company hereby grants to MFS warrants (the “Warrants”) to purchase up to an aggregate of 1,787,500 units (subject to adjustment as provided herein) consisting of: (i) one and nine thousand ninety-one ten-thousandths (1.9091) shares of the issued and outstanding Common Stock, par value $0.001 per share of eNucleus, Inc., a Delaware corporation (“eNucleus”)(the “Common Stock”) held by the Company, and (ii) one (1) warrant to purchase one (1) share of Common Stock at an exercise price of $0.35 (subject to adjustment as therein provided) held by the Company (each such warrant, an “eNucleus Warrant”)(each such unit, a “Unit,” collectively, the “Units”).  Each such Warrant entitles MFS or any subsequent registered owner or owners of such Warrants to purchase such Units at an exercise price of $0.573 per Unit. The Warrants (and the grant thereof hereunder) is as additional compensation for the cost, expense and risk incurred by MFS (or its Affiliates) associated with the underwriting and establishment of the loan to be provided for in the Loan Agreement, but the grant of the Warrants in no way affects or relieves Company of any of its obligations to fully and timely perform and to repay the entire indebtedness due under the Loan Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES BY COMPANY

The Company represents and warrants that:

2.1.         Corporate Existence and Power. The Company (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of

Delaware, (b) has all necessary corporate power to execute and deliver this Agreement and (c) has all necessary corporate power to issue the Warrants, to execute and deliver the Warrant Certificates and to perform its obligations under this Agreement and the Warrant Certificates.

2.2.         Corporate Authorization: No Contravention. The execution and delivery by the Company of this Agreement, the issuance of the Warrants, the execution, delivery and performance by the Company of the Warrant Certificates, the transfer of the Warrant Securities upon exercise of the Warrants and the performance by the Company of its other obligations under this Agreement have been duly authorized by all necessary corporate action of the Company, and do not and will not (a) violate any provision of applicable law or regulation or of the certificate of formation or limited liability company agreement or other operating agreement of the Company or of any order, writ, injunction or decree of any court or governmental authority or (b) result in a breach of, or constitute a default under, or require any consent under, any indenture, license, order or other agreement or instrument or, to the knowledge of the Company, any permit to which the Company is a party or by which the Company is bound.

2.3.         Binding Effect; Transfer of Warrant Securities. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as (a) the enforceability hereof may be limited by bankruptcy, insolvency or similar laws affecting creditor’s rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability. When the Warrants and Warrant Certificates have been issued as contemplated by this Agreement, (i) the Warrants and the Warrant Certificates will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as (A) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor’s rights generally and (B) the availability of equitable remedies may be limited by general principles of general applicability and (ii) the Warrant Securities, when transferred upon exercise of the Warrants in accordance with the terms hereof, will be, to the best knowledge of the Company, duly authorized and validly issued, and with respect to the portion of the Warrant Securities representing Common Stock, fully paid and nonassessable.

2.4.         Offering of Securities. The Company has not taken and will not take any action that would cause the offer, issuance or sale of the Warrants or the Units, or the transfer of the Warrant Securities, to violate the provisions of Section 5 of the Securities Act or any securities or “Blue Sky” law of any applicable jurisdiction.

ARTICLE III
AGREEMENT OF MFS

MFS agrees, represents and warrants that it is acquiring the Warrants and (upon transfer thereof) will acquire the Warrant Securities transferable upon such exercise solely for the purpose of investment and not with a view to, or in connection with any distribution of this Warrant or such Warrant Securities within the meaning of the Securities Act and with no present intention of selling or otherwise transferring the Warrants, Warrant Certificates or Warrant Securities or any portion thereof except as provided herein. MFS agrees that it will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Warrants, Warrant Certificates or Warrant Securities (or solicit any offers to buy, purchase or otherwise acquire, or take a pledge of any Warrants, Warrant Certificates or Warrant Securities), except in compliance with this Agreement, the Securities Act and the rules and regulations of the Commission thereunder and applicable state securities laws and regulations.

ARTICLE IV
CERTAIN PROVISIONS RELATING TO WARRANTS

4.1.         Warrant Certificates. The Warrant Certificates shall be in registered form only and shall be substantially in the form of Exhibit A hereto, with such changes therein as may be required from time to time reflect any adjustments made pursuant to Article V hereof. Warrant Certificates shall be dated as of the date they are executed by the Company either upon initial issuance or upon division, exchange, substitution or transfer.

4.2.         Registration. The Company shall number and register each Warrant Certificate in a register (the “Warrant Register”) maintained at the Company’s principal office in Bay Harbor, Michigan as they are issued. Warrant Certificates shall be registered in the name(s) of the record holder(s) thereof from time to time. The Company may deem and treat the registered holder(s) of the Warrant Certificates as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing on the Warrant Certificate(s) made by anyone) for the purpose of any exercise or conversion thereof or any distribution to the holder(s) thereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

4.3.         Transfers and Exchanges.

(a)           Transfers. The Warrants, Warrant Certificates and Warrant Securities are transferable pursuant to the provisions of this Section 4.3 on any Business Day during which they are outstanding; provided, however, that any Warrants, Warrant Certificates and Warrant Securities so transferred shall be subject to the terms and conditions of this Agreement, including this Section 4.3.

(b)           Transfers Effective Only in Warrant Register. The Warrant Certificates shall be transferable only on the Warrant Register maintained at the Company’s office in Bay Harbor, Michigan upon delivery thereof duly endorsed by the holder or by its duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment or authority to transfer. Upon any registration of transfer, the Company shall sign and deliver any new Warrant Certificate(s) to the person(s) entitled thereto. The Company shall register the transfer of any outstanding Warrant Certificates upon the Warrant Register upon surrender of the Warrant Certificate(s) evidencing such Warrants to it in Bay Harbor, Michigan, accompanied (if so required by the Company) by a written instrument or instruments of transfer in form satisfactory to it, duly executed by the registered holder or holders thereof or by the duly appointed legal representative thereof. Upon any such registration of transfer, the surrendered Warrant Certificate(s) shall be cancelled.

(c)           Exchange of Warrant Certificates. Warrant Certificates may be exchanged at the option of the holder(s) thereof, when surrendered to the Company at the office referred to in paragraph (b) above, for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrant Securities. Warrant Certificates surrendered for exchange shall be cancelled. Any holder desiring to exchange a Warrant Certificate shall make such request in writing and deliver it to the Company, and shall surrender, properly endorsed, in the manner described in paragraph (b) above, the Warrant Certificate to be so exchanged. Thereupon, the Company shall execute and deliver to the person entitled thereto a new Warrant Certificate as so requested.

(d)           Restrictive Legends.   All certificates representing Warrants shall bear the following restrictive legends:

“The Warrants evidenced by this certificate have not been registered under the Securities Act of 1933 or the securities laws of any state. Such Warrants may not be sold, transferred, pledged or hypothecated in the absence of an effective registration statement for such Warrants under the Securities Act of 1933 and applicable state securities laws or an opinion of counsel satisfactory to the Company prior to the proposed transaction that such registration is not required.”

“Transfer of the securities represented by this certificate is subject to the terms and conditions of a certain Warrant Agreement, dated December 9, 2005, a copy of which may be obtained from the Company upon written request. No transfer or other disposition of the securities represented hereby shall be valid or entitle any transferee to any right of a stockholder or warrantholder of the Company unless and until the terms of such Agreement shall have first been complied with.”

4.4.         Exercise Price; Exercise of Warrants.

(a)           Exercise Price. Each Warrant Certificate shall entitle the holder thereof, subject to the provisions of this Agreement, to purchase that number of Warrant Securities represented by such Warrant Certificate, at purchase price equal to the Exercise Price per Unit, as provided in Article I hereof.

(b)           Exercise Period. The Warrants are fully vested and exercisable at any time and from time to time from the date hereof until 5:00 p.m. (local time in New York, New York) on July 15, 2006 (the “Exercise Period”), at which time any unexercised Warrants shall expire.

(c)           Method of Exercise. Subject to the provisions of this Agreement, including Article III, the holder(s) of each Warrant Certificate shall have the right to purchase from the Company (and the Company shall transfer and sell to such holder(s) of such Warrant Certificate) that number of Warrant Securities represented by the number of Units set forth on such Warrant Certificate, upon surrender of the Warrant Certificate evidencing such Warrant, with the form of election to purchase on the reverse thereof duly filled in and signed, to the office of the Company which at the date hereof is located at 4000 Main Street, Suite 215, Bay Harbor, Michigan 49770, or at such other address as the Company may specify in writing to the then registered holder of the Warrant Certificate, and upon payment of the Exercise Price in cash, by cancellation of indebtedness of the Company to the then registered holder, or by certified or official bank check payable to the order of the Company. No adjustments shall be made for any cash dividends on Warrant Securities transferable upon the exercise of a Warrant. Any Warrant Certificate surrendered in the exercise of the rights thereby evidenced shall be cancelled by the Company.

Upon such surrender of the Warrant Certificate evidencing any Warrants and payment of the applicable Exercise Price as aforesaid, the Company shall transfer and cause to be delivered to or upon the written order of the registered holder of such Warrants and in such name or names as such registered holder may designate, the stock certificates and eNucleus Warrants, as the case may be, representing the Warrant Securities purchased upon such exercise of such Warrants. Any persons so designated to be named therein shall be deemed to have become holders of record of such Warrant Securities as of the Date of Exercise of such Warrants.

The Warrants evidenced by a Warrant Certificate shall be exercisable, either as an entirety or, from time to time for only part of the Warrant Securities specified in the Warrant Certificate. If less than all of the Warrants evidenced by a Warrant Certificate are exercised at any time prior to the last day of the Exercise Period, a new Warrant Certificate or Certificates shall be issued for the remaining number of Warrants evidenced by such Warrant Certificate. All Warrant Certificates surrendered upon exercise of Warrants shall be cancelled.

4.5.         Payment of Taxes. The Company will pay all expenses, taxes and charges attributable to the initial issuance of the Warrants, the Warrant Certificates and the Units; provided, that the Company shall not be required to pay any income tax incurred by MFS or any holder in connection with the exercise or other disposition of the Warrants.

4.6.         Mutilated or Missing Warrant Certificates. If any Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Company may in its discretion issue and deliver, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Warrant Certificate.

4.7.         Preservation of Warrant Securities.   The Company shall at all times set aside, preserve and keep available free from purchase rights, options, warrants, conversion rights, pledges, liens, security interests and encumbrances, of any kind or nature (other than those granted in favor of MFS pursuant to the Loan Documents), the Warrant Securities, for the purpose of enabling it to satisfy any obligations to transfer the Warrant Securities upon exercise of Warrants.  The Company will not exercise any eNucleus Warrant included as part of the Units covered by the Warrants.

ARTICLE V
ADJUSTMENT PROVISIONS

5.1.         Adjustment of Exercise Price and Number of Warrant Securities Purchasable. Prior to the last day of the Exercise Period, the Exercise Price, the number of

Warrant Securities purchasable upon the exercise of each Warrant outstanding are subject to adjustment from time to time upon the occurrence of any of the events enumerated in this Section 5.1.

(a)           In case eNucleus shall (i) declare or pay a dividend on its outstanding Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares or (iv) issue by reclassification of the Common Stock other securities of the Company (including any such reclassification in connection with a consolidation, merger or other business combination in which the Company is the surviving corporation), then the number and kind of Common Stock purchasable upon exercise of each Warrant shall be adjusted so that the holder of any Warrant upon exercise of each Warrant shall be entitled to receive the aggregate number and kind of Common Stock or other securities of the eNucleus that the holder would have owned or would have been entitled to receive after the happening of any of the events described above had such Warrant been exercised immediately prior to the happening of such event or, if earlier, any record date with respect thereto (and the Exercise Price thereafter will be adjusted accordingly). An adjustment pursuant to this paragraph (a) shall become effective on the date of the dividend payment, subdivision, combination or issuance retroactively to the record date with respect thereto, if any, for such event. Such adjustment shall be made successively whenever any event listed above shall occur.   If as a result of any of the events enumerated in this paragraph, or for any other reason, there is an adjustment, pursuant to the terms of such eNucleus Warrants, to the number of eNucleus Warrants, the exercise price thereof or the number and kind of Common Stock or other securities of eNucleus issuable upon exercise of such eNucleus Warrant, then the Warrants and Units representing such eNucleus Warrants shall, if necessary, be proportionately adjusted to equitably reflect such adjustment made to such eNucleus Warrants (and/or underlying securities) and to reflect and give effect to the intentions of the parties hereto.

(b)           In case eNucleus shall distribute to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) evidences of indebtedness of eNucleus, assets or securities other than its Common Stock, (excluding dividends or distributions referred to in Section 5.l(a) hereof), then the holders of unexercised Warrants shall thereafter be entitled, in addition to the Warrant Securities receivable upon exercise of the Warrants, to receive, upon the exercise of such Warrants, the same evidences of indebtedness of eNucleus, assets or securities other than its Common Stock, that they would have been entitled to receive at the time of such dividend or distribution had such Warrant been exercised immediately prior to the happening of such event or, if earlier, any record date with respect thereto.  At the time of any such dividend or distribution, the Company shall make appropriate set asides and reserves of such property and take such other action as is necessary or appropriate to protect and preserve such property and to ensure the timely performance of the provisions of this Section 5.1(b).

(c)            If at any time, as a result of an adjustment made pursuant to paragraph (a)of this Section 5.1, the holder of any Warrant thereafter exercised shall become entitled to receive any shares of eNucleus other than shares of Common Stock, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Securities contained in this Section 5.1.

(d)           With respect to the Common Stock portion of each Unit, upon each adjustment of the Exercise Price pursuant to this Section 5.1, each Warrant outstanding immediately prior to such adjustment of the Exercise Price shall thereafter evidence the right to purchase, at the adjusted Exercise Price, that number of shares of Common Stock (calculated to the nearest one-thousandth) obtained by (A) multiplying the number of shares of Common Stock purchasable upon exercise of a Warrant immediately prior to such adjustment of the number of shares of Common Stock by the Exercise Price in effect immediately prior to such adjustment of the Exercise Price and (B) dividing the product so obtained by the Exercise Price in effect immediately after such adjustment of the Exercise Price.

(e)           With respect to the eNucleus Warrant portion of each Unit, upon each adjustment of the Exercise Price pursuant to this Section 5.1, each Warrant outstanding immediately prior to such adjustment of the Exercise Price shall thereafter evidence the right to purchase that same number of eNucleus Warrants as purchasable immediately prior to such adjustment, subject to any adjustments to such eNucleus Warrants pursuant to the terms thereof.

5.2.         Notice of Adjustment. Upon any adjustment to the Warrants as herein provided, the Company shall at the expense of the Company, within 10 Business Days after such adjustment, mail by first-class mail, postage prepaid, to each holder of Warrant Certificates a notice of such adjustment(s), accompanied by a report setting forth in reasonable detail (i) the number of Warrant Securities purchasable upon the exercise of each Warrant and the Exercise Price of such Warrant after such adjustment(s), and (ii) a brief statement of the facts requiring such adjustment(s) and (iii) the computation by which such adjustment(s) was made.

5.3.         No Adjustment for Dividends. Except as provided in Section 5.1 hereof, no adjustment in respect of any dividends or other payments or distributions made to holders of securities upon exercise of Warrants, shall be made during the term of a Warrant or upon the exercise of a Warrant.

5.4.         Statement on Warrants. Irrespective of any adjustments in the number or kind of securities purchasable upon the exercise of the Warrants or the Exercise Price, any Warrant Certificate theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrant Certificate initially issuable pursuant to this Agreement.

5.5.         Fractional Warrants and Fractional Warrant Securities. If more than one Warrant shall be presented for exercise in full at the same time by a holder, the exercise thereof shall be computed on the basis of the aggregate number of Warrant Securities purchasable upon exercise of the Warrants so presented. If any fraction of an eNucleus Warrant would be transferable upon the exercise of any Warrant (or specified portion thereof), then the Company shall round the number of eNucleus Warrants to be transferred, up to the next higher whole number.  If any fraction of a share of Common Stock would be transferable upon the exercise of any Warrant (or specified portion thereof), then the Company shall, in its sole discretion, either (i) pay an amount in cash equal to the Exercise Price of such fractional share of Common Stock multiplied by such fraction, or (ii) round the number of shares of Common Stock to be transferred, up to the next higher whole number.

ARTICLE VII
DEFINITIONS

6.1.         Definitions. As used herein, the following terms have the following respective meanings:

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Warrant Agreement, as amended, modified and supplemented from time to time.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.

“Commission” means the Securities and Exchange Commission or any entity succeeding to any or all of its functions under the Act.

“Common Stock” means the shares of common stock of the Company, $0.001 par value per share.

“Company” means ROTATEBLACK INVESTMENT FUND I, LLC, a Delaware limited liability company, and its successors and assigns.

 “Date of Exercise” means, with respect to any Warrant, the date on which the Company shall have received (i) the Warrant Certificate evidencing such Warrant, with the form of election to purchase on the reverse thereof duly filled in and signed and (ii) payment of the Exercise Price.

“Exercise Period” has the meaning set forth in Section 4.4(b) hereof.

“Exercise Price” means the exercise price of a Warrant, as provided for in Article I hereof.

“Loan Agreement” means the Loan Agreement dated as of December 9, 2005 between the Company and MFS, as the same may be amended, modified or supplemented from time to time.

“Loan Documents” has the meaning ascribed that term in the Loan Agreement.

“MFS” means MOSAIC FINANCIAL SERVICES, LLC, a Delaware limited liability company, its successors and its assigns, participants and transferees with respect to the Loan Agreement.

 “Person” means an individual, an association, a partnership, a corporation, a trust or an unincorporated organization or any other entity or organization.

 “Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, as implemented by the Commission or any court of competent jurisdiction.

“Units” has the meaning set forth in Article I hereof.

“Warrant Certificate” means a certificate, substantially in the form of Exhibit A hereto, evidencing one or more of the Warrants.

“Warrants” has the meaning set forth in Article I hereof.  Warrants include any Warrant issued upon any exchange or transfer of any such Warrant or any adjustment relating thereto.

“Warrant Securities” means the Common Stock of eNucleus and the eNucleus Warrants to be transferred upon exercise of the Warrants.

6.2.         General Construction. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection, paragraph or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated either in the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

ARTICLE VII
MISCELLANEOUS

7.1.         Binding Effect and Governing Law. This Agreement and all documents executed hereunder are binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (to the extent authorized). This Agreement and all documents executed hereunder are governed as to their validity, interpretation, construction and effect by the laws of the State of New York (without giving effect to the conflicts of law rules of the State of New York).

7.2.         Survival. All agreements, representations, warranties and covenants of the Company contained herein or in any documentation required hereunder will survive the execution and delivery of this Agreement and will continue in full force and effect so long as this Agreement otherwise remains effective.

7.3.         No Waiver: Delay. To be effective, any waiver by MFS must be expressed in a writing executed by MFS. If MFS waives any power, right or remedy arising hereunder or under any applicable law, such waiver will not be deemed to be a waiver upon the later occurrence or recurrence of any events giving rise to the earlier waiver. No failure or delay by MFS to insist upon the strict performance of any term, condition, covenant or agreement hereunder, or to exercise any right, power or remedy hereunder, will constitute a waiver of compliance with any such term, condition, covenant or agreement, or preclude MFS from exercising any such right, power, or remedy at any later time or times. The remedies provided herein are cumulative and not exclusive of each other and the remedies provided by law.

7.4.         Modification. Except as otherwise expressly provided in this Agreement, no modification or amendment hereof will be effective unless made in a writing signed by appropriate officers of the parties hereto.

7.5.         Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

7.6.         Notices. Unless otherwise provided in this Agreement, all notices, demands, requests, consents or other communications hereunder or in connection herewith (“Notices”) shall be in writing and shall be mailed postage prepaid, delivered or sent by facsimile to the applicable party at its address set forth below.  Either party may, by Notice, change its address for all subsequent Notices.  All Notices shall, (i) when mailed, be effective three (3) days after deposit in the mails, (ii) when delivered, be effective upon delivery to the address of the applicable party, and (iii) when faxed, be effective upon receipt by the party sending such Notice of machine confirmation of receipt by the party to which such Notice is addressed of all pages.

If to Company:	RotateBlack Investment Fund I, LLC
4000 Main Street
Suite 215
Bay Harbor, MI 49770

Attention:
Facsimile:
Telephone:

With a Copy To (which shall not constitute notice to Company):

Michael Roberts, Esquire
Connelly Roberts and McGivney
One North Franklin, Suite 1200
Chicago, IL 60606
Facsimile: (312) 251-9602
Telephone: (312) 251-9600

If to MFS:	Mosaic Financial Services, LLC
545 Fifth Avenue

Suite 709
New York, NY 10017

Attention: Haresh Sheth
Facsimile:
Telephone:

With a Copy To (which shall not constitute notice to MFS):

Thomas H. Bilodeau, Esquire
Rich May, a Professional Corporation
176 Federal Street
Boston, MA 02110
Facsimile: (617) 556-3889
Telephone: (617) 556-3800

7.7.         Time of Day. All time of day restrictions imposed herein shall be calculated using Eastern Time.

7.8.         Prior Agreements Superseded. This Agreement completely and fully supersedes all oral agreements and all other and prior written agreements by and between Company and MFS concerning the terms and conditions of this Agreement.

7.9.         Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

7.10.       Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document. Each such counterpart will be deemed to be an original but all counterparts together will constitute one and the same instrument.

7.11.       Forum Selection; Consent to Jurisdiction. Except to the extent prohibited by applicable law, MFS and the Company agree that any suit for the enforcement of this Warrant may be brought exclusively in the courts of record of the State of New York or the courts of the United States located in the State of New York, consents to the jurisdiction of each such court and to service of process in any such suit being made upon the Company by mail at the Company’s address set forth in Section 7.6 and waives any objection which they may have to the laying of venue of such suit in any of such courts.  The foregoing notwithstanding, any suit seeking enforcement hereof against the Company or any Warrant Securities may also be brought by MFS (at its sole option and discretion) in the courts of any other jurisdiction where such Warrant Securities or other property may be found or where MFS may other obtain personal jurisdiction over the Company.

7.12.       Waiver of Jury Trial. MFS and Company each hereby knowingly,

voluntarily and intentionally waives any rights it may have to a trial by jury in respect of any litigation (whether as claim, counterclaim, affirmative defense or otherwise) in connection with or in any way related to this Agreement, or any course of conduct, course of dealing, statements (whether verbal or written), actions or inactions of MFS or Company. Company and MFS each acknowledge and agree (a) that it has received full and sufficient consideration for this provision, and (b) that it has been advised by legal counsel in connection herewith, and (c) that this provision is a material inducement for Company and MFS entering into this Agreement.

7.13.       Assignment. The Warrant Certificates, Warrants and Warrant Securities are absolutely and freely transferable between and among MFS and its Affiliates (and directors, officers and employees of such Affiliates and MFS); provided, however, that any Warrant Certificates, Warrants and Warrant Securities so transferred shall be subject to the terms and conditions of this Agreement, including Section 4.3 hereof.

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IN WITNESS WHEREOF, the parties have caused this Warrant Agreement to be duly executed, as an instrument under seal (whether or not any such seals are physically attached hereto) as of the date and year first above written.

ROTATEBLACK INVESTMENT FUND I, LLC

By:	/s/ John Paulsen
Name:	John Paulsen
Title:	Managing Partner
Duly authorized

MOSAIC FINANCIAL SERVICES, LLC

By:	/s/ Haresh C. Sheth
Name:	Haresh C. Sheth
Title:	Managing Member
Duly Authorized